Exhibit 15.1

FOR IMMEDIATE RELEASE

CHINA NATURAL RESOURCES, INC. ANNOUNCES

ACQUISITION OF SHARES OF FEISHANG ANTHRACITE RESOURCES LIMITED

AND EXPECTED COMPLIANCE WITH NASDAQ LISTING RULES

HONG KONG, August 17, 2020 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”), a company based in the People’s Republic of China (the “PRC”), today announced that it had entered into a Sale and Purchase Agreement (“Sale and Purchase Agreement”) with Feishang Group Limited (“Feishang Group”), pursuant to which the Company issued 9,077,166 shares of the Company’s common stock, no par value, to Feishang Group, in exchange for 120,000,000 shares of Feishang Anthracite Resources Limited, a company that is traded on the main board of the Hong Kong Stock Exchange under ticker 1738 (“1738”), with an approximate aggregate value of HK$87,522,000 (determined at a price of HK$1.006 per share, representing the average closing price of 1738 on the five trading days before August 17, 2020, adjusted for a 27.5% discount based on an independent valuation report). Feishang Group is the largest stockholder in the Company, and is wholly owned by Mr. Li Feilie, who also beneficially owns 53.53% of the outstanding equity of 1738.

As previously reported by the Company, on March 24, 2020, the Company received written notice from the Nasdaq Listing Qualifications department (the “Notice”) of the Company’s noncompliance with Nasdaq Listing Rule 5550(b)(2), and that the Company had until September 21, 2020 to regain compliance with the Nasdaq requirements for continued listing. The Notice also stated that at that time, the Company also did not meet the requirements of Nasdaq Listing Rules 5550(b)(1) and 5550(b)(3). Pursuant to the Nasdaq Listing Rules, a company need only meet the requirements of one of the three subsections of Nasdaq Listing Rule 5550(b) to be in compliance with Nasdaq’s standards for continued listing.

As a result of the transaction, the equity of the Company’s stockholders in the Company, which was a deficiency of $3.96 million as of December 31, 2019, has increased by approximately $15.5 million. The Company thus believes it satisfies the minimum $2.5 million shareholders’ equity requirement for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(1), and that it has regained compliance with the standards set forth in the Nasdaq Listing Rules. The Staff of the Nasdaq Listing Qualifications department will review and confirm the Company’s compliance with such listing standards after the Company files the annual report on Form 20-F for the fiscal year ended December 31, 2020, which is due on April 30, 2021.

Mr. Wong Wah On Edward, the Company's Chairman, commented on the transaction: “By acquiring marketable shares of Feishang Anthracite Resources Limited and taking steps that should establish compliance with the Nasdaq Listing Rules, China Natural Resources, Inc. has positioned itself both to have continued access to the capital markets for itself and liquidity for its shareholders, as well as the tools to pursue potential attractive opportunities.”

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands company limited by shares, through its operating subsidiaries in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal; and (b) copper ore trading in the PRC.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws.  These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the impact on the Company’s financial position as a result of the transaction with Feishang Group, the assessment of the Staff of the Nasdaq Listing Qualifications Department when they next consider the Company’s compliance with the Nasdaq Listing Rules, the Company’s ongoing access to capital markets, the ability to trade in its common shares, and its ability to locate and execute on strategic opportunities. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties regarding governmental, economic and political circumstances in the PRC; uncertainties associated with metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties relating to possible future increases in operating expenses, including costs of labor and materials; uncertainties regarding the impact of COVID-19 pandemic; uncertainties regarding the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.